Exhibit 10.1

EXPLORATION LEASE
WITH OPTION TO PURCHASE PROPERTY
AND FORM JOINT VENTURE

This Exploration Lease with Option to Purchase Property and Form Joint Venture (the “Agreement”) is made effective this 1st day of July, 2011, (the “Effective Date”), by and between US Gold Corporation (“US Gold”) and Select Resources Corporation, Inc., a wholly-owned subsidiary of Tri-Valley Corporation (“Select”).

RECITALS

A.          Select is the owner of certain mineral claims on unimproved land, commonly referred to as the “Richardson Project,” located in the Richardson Mining District, Alaska, consisting of 707 State of Alaska mining claims covering 33,583.47 acres of land, as more particularly described in Exhibit A (the “Property”).   Select is the owner of a parcel of private land with improvements within the project area consisting of approximately 4.2 acres, as more particularly described in Exhibit B (the “Select Private Property”) (the Property and the Select Private Property are collectively referred to as “the Properties.”).

B.           US Gold wishes to enter into a lease with Select to conduct exploration activities on the Property and to acquire an exclusive option to purchase an interest in Select’s possessory interest in the Property and its incidents of ownership under Alaska law (the “Option”). US Gold also wishes to lease the Select Private Property.

C.           In the event US Gold exercises the Option, the Parties intend to form a Joint Venture for further development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION I
GRANT OF LEASE AND OPTION

1.0           The Lease Interest.  Pursuant to the terms set forth below, Select agrees to lease to US Gold the exclusive possession of the Property for the purpose of mineral exploration, subject to Select’s right of entry, and subject to the limitations of Alaska law, and further provided that US Gold shall not have the right to extract minerals from the Property except as an incident of exploration activities.

1.1           Grant of Option to Purchase.  Select agrees to grant to US Gold the exclusive option to acquire a 60% undivided interest in the Property, exercisable as described in Section 2 below.  In consideration for the completion by US Gold of the payments and Work Commitments set forth in Section 1.3 below, US Gold shall have right to a 60% undivided interest in the Property, and upon US Gold’s exercise of its Option, the Parties shall enter into a joint venture agreement for the further exploration and development of the Property.

1.2           Term. Unless otherwise terminated or extended, the term of this Agreement shall commence upon the Effective Date and shall terminate at midnight on July 15, 2015 (the “Expiration Date”).

1.3           Consideration.  For and in consideration for the Lease and Purchase Option, US Gold agrees to make cash payments and undertake work commitments as follows:

1.3.1  Option Payments. US Gold shall make the following cash payments (the “Option Payments”) to Select:

a.         On the Effective Date of this Agreement, payment in the amount of U.S. TWO HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$200,000.00);

b.         Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) one (1) year from the Effective Date of the Agreement;

c.         Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) two (2) years from the Effective Date of the Agreement; and

d.         Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) three (3) years from the Effective Date of the Agreement;

1.3.2  Work Commitments. US Gold shall perform the following work commitments (the “Work Commitments”), totaling U.S. FIVE MILLION DOLLARS AND 00/100 CENTS (USD$5,000,000.00), to be completed on the schedule set forth below:

a.
During the period commencing July 15, 2011, and ending July 14, 2012, (“Year 1”): US Gold to spend U.S. ONE MILLION DOLLARS AND 00/100 CENTS (USD$1,000,000.00) in expenditures (preparation and field work), including US Gold’s best efforts to complete 5,000 feet of core drilling, contingent upon the receipt of environmental permits, and the procurement of a suitable drilling rig and crew, and other considerations at US Gold’s sole discretion,

b.
During the period commencing July 15, 2012, and ending July 14, 2013, (“Year 2”): US Gold to spend U.S. ONE MILLION TWO HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,200,000.00) in expenditures, and completion of additional core drilling for a cumulative total of 15,000 feet which is not contingent upon the receipt of environmental permits or procurement of a suitable drilling rig and crew and other consideration of US Gold;

c.
During the period commencing July 15, 2013, and ending July 14, 2014, (“Year 3”): US Gold to spend U.S. ONE MILLION FOUR HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,400,000.00) in expenditures, and completion of additional core drilling for a cumulative total of 25,000 feet which is not contingent upon the receipt of environmental permits or procurement of a suitable drilling rig and crew and other consideration of US Gold; and

d.
During the period commencing July 15, 2014, and ending July 14, 2015, (“Year 4”): US Gold to spend U.S. ONE MILLION FOUR HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,400,000.00) in expenditures, and completion of additional core drilling for a cumulative total of 30,000 feet which is not contingent upon the receipt of environmental permits or procurement of a suitable drilling rig and crew and other consideration of US Gold.

Expenditures in excess of the annual Work Commitments may be carried over as a credit to reduce the following year’s Work Commitments.  US Gold shall have the right to accelerate payment of the Option Payments and complete the Work Commitments on the Property prior to the end of Year 4.  Option Payments shall not be credited against Work Commitments expenditures. In the event that US Gold shall have expended or drilled less than the minimum Work Commitment expenditures or drilling in any one year, on or before the applicable schedule detailed above, US Gold may elect at its sole discretion to make a cash payment for the amount not expended to Select in lieu thereof.  Unless Work Commitment requirements are suspended by an event of Force Majeure as defined in Section 9.2, if US Gold has not met the Work Commitment requirement in any one year and elects not to pay the shortfall in cash, then this Agreement may be terminated as set forth in Section 4.2 below.

1.3.3           Permitted Work Commitment Expenditures. In this Agreement, permitted Work Commitment Expenditures shall include those expenditures that would qualify as annual labor expenses under AS 38.05.210 and 11 AAC 86.220.

1.4           Lease of Select Private Property. US Gold will have the right to lease the Select Private Property for U.S. ONE DOLLAR AND 00/100 CENTS (USD$1.00) per annum as long as this Agreement is in effect.  In the event US Gold wishes to lease the Select Private Property, US Gold will provide Select written notice together with the lease payment.  US Gold shall then have the right to use the Select Private Property for any legal purpose not inconsistent with its exploration operations under this Agreement, including the right to place equipment and structures thereon.  The rights and obligations of the parties under the lease of the Select Private Property shall be governed by the relevant provisions of this Agreement, and such lease will terminate pursuant to Section 4 below.

1.5           Property Maintenance.  So long as this Agreement is in effect, and until such time as the parties shall have formed a joint venture, US Gold shall be charged with the obligation to maintain the Property as follows:

1.5.1           Claim Maintenance. US Gold shall have the obligation to maintain the Property in good standing, including but not limited to paying all fees related to land ownership and lease holdings, including but not limited to State of Alaska claims, annual rental to the State of Alaska, performance and recording of annual labor as required by the State of Alaska, advanced royalty payments, and lease payments.  US Gold shall deliver evidence of compliance with State of Alaska requirements to Select no later than 10 business days prior to the applicable compliance date.

US Gold shall pay all rental and fees due to the State of Alaska prior to thirty (30) days before the due date of November 30 (or such other date as set out from time to time in statute or regulation) (“Due Date”) and provide evidence of payment to the Beneficiary thirty (30) days before the Due Date.  If US Gold does not provide evidence of payment within the time required in this Section 1.5.1, Select may, but is not obligated to, make the payment on behalf of US Gold.  Failure by US Gold to make timely payment is cause for Select to give notice to terminate this Agreement. If Select makes a payment under this Section 1.5.1, US Gold is obligated to reimburse Select on written demand.

For the first year of this Agreement, US Gold shall provide written evidence of labor sufficient to record and file the annual labor document due to the State of Alaska by August 10, 2012 and provide evidence of recording the affidavit of annual labor to Select by thirty (30) days before November 30, 2012.  If US Gold does not provide written evidence of annual labor within the time required in this Section 1.5.1, Select may, but is not obligated to, make a payment in lieu of annual labor or perform the annual labor.  If Select makes a payment in lieu of annual labor or performs the annual labor, US Gold is obligated to reimburse Select on written demand for any costs associated with the payment in lieu of annual labor or the performance of annual labor. If US Gold does not provide written evidence of recording the affidavit of annual labor within the time required in this Section 1.5.1, Select may, but is not obligated to, record an affidavit of annual labor.  If Select performs the recording, US Gold is obligated to reimburse Select on written demand for any costs associated with the preparation of the affidavit and recording. Failure by US Gold to make timely payment is cause for Select to give notice to terminate this Agreement.

For each subsequent year of this Agreement, US Gold shall provide written evidence of labor sufficient to record and file the annual labor document due to the State of Alaska by August 1 and provide evidence of recording the affidavit of annual labor to Select by  thirty (30) days before November 30.  If US Gold does not provide written evidence of annual labor within the time required in this Section 1.5.1, Select may, but is not obligated to, make a payment in lieu of annual labor or perform the annual labor.  If Select makes a payment in lieu of annual labor or performs the annual labor, US Gold is obligated to reimburse Select on written demand for any costs associated with the payment in lieu of annual labor or the performance of annual labor.  If US Gold does not provide written evidence of recording the affidavit of annual labor within the time required in this Section 1.5.1, Select may, but is not obligated to, record an affidavit of annual labor.  If Select performs the recording, US Gold is obligated to reimburse Select on written demand for any costs associated with the preparation of the affidavit and recording. Failure by US Gold to make timely payment is cause for Select to give notice to terminate this Agreement.

1.5.2           Relocation, Amendment and Lease.  During the term of this Agreement, US Gold may, at US Gold’s sole discretion, relocate, amend, or apply for State of Alaska lease of any claims included in the Property in the name of Select. Any such relocated, amended or leased claims shall be deemed to be part of the Property, subject to all terms of this Agreement.

1.5.3           Area of Interest.  The parties confirm that this Agreement shall be subject to an area of mutual interest surrounding the Property (the “AOI”). This area of interest provision shall apply to any contiguous claims acquired by US Gold or Select where any geographic point on a new claim is within five (5) kilometers of any geographic point on the Property. Any claims located by either party during the Term of this Agreement within the AOI (including any interior fractions) shall be subject to the terms of this Agreement.  The addition of claims within the AOI during the Term of this Agreement shall not affect the Option Payments or Work Commitments required under the Option.

1.6           Taxes.  US Gold shall pay all taxes levied or assessed against the Property and the Select Private Property (together, the “Properties”), and any improvements placed on the Properties by US Gold.  Select shall provide promptly to US Gold copies of all documents relating to such taxes.  US Gold may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Select shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Select’s name.  In the event US Gold does not exercise the Purchase Option, upon termination of this Agreement, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year.  Select shall not be liable for taxes on any equipment placed on the Properties under this Agreement.

SECTION 2
EXERCISE OF PURCHASE OPTION
AND FORMATION OF JOINT VENTURE

2.1           Exercise of Purchase Option.  At any time after US Gold fulfills all of its Option Payments and Work Commitments obligations set forth in Section 1.3, US Gold may exercise its Option by delivering written notice, pursuant to Section 5, of its intent to Select no later than the Expiration Date.

2.2           Conveyance of 60% interest in Property. Immediately upon receipt of notice of US Gold’s exercise of the Option, and provided that US Gold is in compliance will all other terms of this Agreement and provided that US Gold is qualified under Alaska statutes to have an interest in State of Alaska mining claims, Select will execute and deliver to US Gold an instrument of conveyance in recordable form substantially in the form set forth in Exhibit C, effective to convey to US Gold an undivided 60% interest in Select’s possessory interest in the Property and its incidents of ownership under Alaska law, free and clear of all encumbrances. No additional consideration will be due from US Gold upon election of its right to exercise the Option and purchase of this interest in the Property.

2.3           Formation of Joint Venture.  No later than sixty (60) days following receipt of notice of US Gold’s exercise of the Option, the Parties shall complete negotiation of a joint venture agreement based upon Form 5A-LLC published by the Rocky Mountain Mineral Law Foundation, or generally equivalent form, and shall enter into the joint venture. At the commencement of the joint venture, US Gold shall have a participating interest of 60%, and Select shall have a participating interest of 40%.

2.4           Continuation of Lease.  In the event US Gold exercises the Option, this agreement shall remain in effect as to Select’s remaining undivided 40% interest in the Property until such time as the joint venture agreement is executed, when this Agreement will terminate according to its terms.

SECTION 3
USE OF PROPERTY AND
CONDUCT OF EXPLORATION WORK

3.1           Use of Property.     Subject to Select’s right of inspection set forth in Section 3.6 and the limitations of Alaska law, US Gold shall have the right to the exclusive possession of the Property during the Term for the purposes of exploring for and delineating any minerals, as defined by applicable Alaska law, on the Property and to otherwise exercise any and all rights granted to State of Alaska mining claimants.   US Gold shall not have a right to extract minerals from the Property except as an incident of exploration.

3.2           Conduct of Work.  US Gold shall perform its exploration activities on the Property in accordance with good mining practice and shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property.

3.3           Liability and Insurance.  US Gold shall defend, indemnify, and hold Select harmless from any claims, demands, or liabilities arising from acts of gross negligence or willful misconduct on the part of US Gold.  US Gold shall obtain and carry a policy of public liability insurance in the minimum amounts of U.S. ONE MILLION DOLLARS AND 00/100 CENTS (USD$1,000,000.00) or more for personal injury and U.S. THREE HUNDRED THOUSAND AND 00/100 CENTS (USD$300,000.00) for property damage, protecting US Gold and Select against any claims for injury to persons or damage to property resulting from US Gold’s operations.  US Gold shall provide Select with a certificate of insurance evidencing such insurance.

3.4           Permits, Reclamation, Environmental Liabilities.  US Gold shall acquire and maintain in good standing all federal, state, and local permits required for its operations.  US Gold will post any operating and reclamation bonds required by regulatory agencies for work on the Property.  Such bonds posted will revert to US Gold upon satisfactory completion of the reclamation program.  US Gold shall have the option to assume any notice of intent, plan of operation or reclamation bond filed or posted by Select on or relating to the Property.  US Gold will be responsible only for reclamation obligations and environmental conditions attributable to the actions of US Gold on the Properties, and will indemnify and hold harmless Select from claims and liabilities arising from such obligations and conditions. Select shall indemnify and hold harmless US Gold from claims and liabilities arising from pre-existing environmental conditions and reclamation obligations on the Properties.

3.5.           Liens  US Gold shall keep the Properties free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on, or material furnished to, the Property at US Gold’s request.  However, a lien on the Properties shall not constitute a default if US Gold, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to US Gold, unless US Gold posts a bond or other financial assurance to release the lien.

3.6           Inspection of Property.  Select and its agents, employees, or representatives at any reasonable times during normal business hours and on advance notice to US Gold, may enter the Properties for inspection, but any such entry shall be at Select’s own risk.  Select shall defend, indemnify and hold US Gold harmless against and from any damage, loss or liability by reason of injury to Select or its agents, representatives, or employees while on the Property, except damage, loss or injury arising from the gross negligence or willful misconduct of US Gold or its employees or agents.  US Gold shall have the right to require that Select’s representatives be accompanied by a US Gold representative.

3.7           Inspection of Accounts.  US Gold shall keep accurate books and records of accounts reflecting its exploration activities on the Property, and Select shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of US Gold pertaining to operations on the Property.

3.8           Exploration Data.  Subject to the confidentiality requirements set forth in Section 11.6, the Parties will share data as follows:  No later than two (2) weeks following the Effective Date, Select will provide access to all existing data, consultants’ reports, historic records, maps, and related documents in connection with the Property.  Subject to Section 11.11, all factual data, maps, assays, and reports pertaining to the Property that US Gold has acquired or developed during its operations on the Property, and exploration data and exploration results generated by US Gold’s exploration on the Property will be provided to Select by each December 31 while this Agreement is in effect.  Select may use the information in public news releases.  US Gold will have the right to review and approve any public disclosure of exploration results proposed by Select.

SECTION 4
TERMINATION

4.1           US Gold’s Right to Terminate.  Subject to satisfaction of the provisions of Sections 1.3.1(a), 1.3.1(b), 1.3.2(a) and 1.3.2(b) above, US Gold shall have the right to terminate this Agreement at its sole discretion at any time by giving thirty (30) days’ advance written notice to Select.  Upon termination, Select shall retain all payments previously made, and this Agreement shall cease and terminate.

4.2            Select’s Right to Terminate.  In the event US Gold fails to pay Option Payments or other payments to Select when due, fails to timely perform the Work Commitments, or commits material breaches of required regulatory permits or approvals, Select may declare US Gold in default by giving US Gold written notice of default which specifies the obligation(s) which US Gold has failed to perform.  If US Gold fails to remedy a default in payment within fifteen (15) days of receiving the notice of default, or cure or to commence to remedy any other default within sixty (60) days after US Gold’s receipt of the notice of default, Select may terminate this Agreement by delivering notice of termination.    Notice of termination shall be in writing and served in accordance with this Agreement.

4.3           Mutual Rights of Termination.  Either Party shall have a right to terminate this Agreement in the event of the other Party’s insolvency, or upon the material breach by the other Party of a warranty or representation made pursuant to Section 7.

4.4.           Termination Upon Formation of a Joint Venture.  In the event the Parties enter into a joint venture agreement pursuant to Section 2.3, this Agreement will terminate upon the Effective Date of the joint venture agreement.

4.5.           Obligations Following Termination.  In the event of any termination of this Agreement other than pursuant to Section 4.4, US Gold shall surrender possession of the Properties to Select and will provide Select with factual data, maps, assays, and reports pertaining to the Property that it has acquired or developed during its operations on the Property, and all exploration data and core developed by US Gold will become the property of Select.  In the event of any termination of this Agreement, US Gold shall have no further liability or obligations under this Agreement, except for any obligations to pay its apportioned share of taxes as provided in Section 1.6 above, to remove any equipment, to fulfill any reclamation obligations, and to satisfy any other accrued obligations or liabilities imposed by this Agreement arising prior to the date of termination or by operation of law.

SECTION FIVE
NOTICES AND PAYMENTS

5.1           Notices.  All notices to US Gold or Select shall be in writing and shall be hand delivered, sent by courier, or sent by certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.  All notices shall be effective upon receipt.

If to US Gold Corporation:	If to Select Resources Corporation, Inc.:

US Gold Corporation	Select Resources Corporation, Inc.

99 George St. 3rd Floor	4550 California Ave., Suite 600

Toronto, ON M5A 2N4	Bakersfield, CA 93309

Canada	USA

T(647) 258-0395	Attn: Maston N. Cunningham

F(647) 258-0408

5.2           Payments.  All payments shall be in United States Dollars payable to Select at the address above.

SECTION SIX
ASSIGNMENT AND PREEMPTIVE RIGHTS

6.1           Assignment.   Either Party shall have the right to transfer or assign this Agreement, subject to the express written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Neither party may encumber the Property as collateral for a loan or mortgage without the express written consent of the other Party, which consent shall not to be unreasonably withheld or delayed.

6.2           Rights of First Offer.    In the event either Party desires to sell its interest in this Agreement, it shall first offer such interest to the other Party (the “Offer”).  The party receiving the Offer must accept or reject the Offer within fifteen (15) business days of receipt.  In the event of rejection of the Offer, the offering party will be free to offer the interest to a third party on terms materially the same as the Offer, or on terms no less favorable to the offering party than the Offer.

6.3           Right of First Refusal.  In the event Select receives a bona fide written offer from a third party for the purchase of its interest in this Agreement or any part of the Property not subject to the Option which Select is willing to accept, Select shall give written notice to US Gold, enclosing a copy of the written bona fide offer.  Select shall have sixty (60) days after receipt of such notice and offer within which to accept in writing such offer upon such terms and conditions specified therein, and such notice by US Gold shall create a binding purchase agreement between the parties, upon the price, terms and conditions of the offer.  If US Gold elects not to purchase interest or fails to give Select written notice within the time period provided herein, then Select may sell the property pursuant to the offer, but only on the same  terms and conditions specified in the notice Select submitted to US Gold.  Reference to this right of first refusal shall be set forth in the Memorandum of Lease.

SECTION SEVEN
REPRESENTATIONS AND WARRANTIES

7.1           Representations of Select.  Select warrants and represents to US Gold and acknowledges that US Gold is relying upon such representations and warranties in connection with this Agreement:

7.1.1           Select has the full right and power to sell, assign and transfer the Property to US Gold as contemplated herein without the prior consent or approval of any third party;

7.1.2           To the best of Select’s knowledge, Exhibit A attached hereto sets out a true, accurate and complete description of the Property, which claims have been validly located, tagged, staked, filed and recorded in compliance with all applicable State of Alaska and local laws (collectively, “Applicable Mining Laws”) as they relate to the location and recording of such mineral claims and are valid and subsisting mineral claims;

7.1.3           Select has paid all taxes, rentals, fees, charges and other monies required to be paid under the Applicable Mining Laws to maintain the Property in good standing in accordance with such laws, as applicable;

7.1.4           To the best of Select’s knowledge, Select has performed all actions and things required to be performed under the Applicable Mining Laws to maintain the Property in good standing in accordance with such laws, as applicable;

7.1.5           All activities and operations that have been carried out on the Property to date have been and are in compliance in all material respects with all Applicable Mining Laws and directives of all governmental authorities, agencies and tribunals having jurisdiction, and Select has not received notice of non-compliance from any such authorities, agencies or tribunals;

7.1.6           To the best of Select’s knowledge and except for the presence of underground gasoline tanks, the Properties are free and clear of any hazardous or toxic material, pollution, or other adverse environmental conditions which may give rise to any environmental liability under any local, state, or federal law, rule or regulation and there is no judicial or administrative proceeding pending and no environmental order has been issued or, to the best of Select’s knowledge, information and belief, threatened, concerning possible violation of any environmental laws or environmental orders in respect of the Properties, and Select has not received notice of non-compliance from any such authorities, agencies or tribunals and is not aware of any circumstances that could give rise to a notice of non-compliance;

7.1.7           To the best of Select’s knowledge, all environmental approvals required with respect to activities carried out by Select on any part of the  Properties have been obtained, are valid and in full force and effect, have been complied with, and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals;

7.1.8           Select has not entered into any arrangement or agreement and has not made any commitment in respect of the Properties, and Select is not subject to, nor a party to, any agreement, contract, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affect the Properties or which would prevent the consummation of the transactions contemplated by this Agreement;

7.1.9           To the best of Select’s knowledge, there is no litigation, proceeding or investigation pending or threatened, against or involving Select or the Properties before or by any court, governmental department, commission, or agency, which, if adversely determined, would prohibit or frustrate the transactions and covenants contemplated in this Agreement;

7.1.10         Select is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to US Gold in order to prevent the representations and warranties set forth herein from being materially misleading;

7.1.11         Select is a corporation duly incorporated under the laws of the State of Delaware, validly subsisting and in good standing under the laws of the State of Alaska and has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

7.1.12         The entering into this Agreement and the performance by Select of its obligations hereunder have been duly authorized by all necessary corporate or other action and this Agreement constitutes a legal, valid and binding obligation of Select enforceable against it in accordance with its terms and conditions; and

7.1.13         Neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party.

7.2           Representations and Warranties of US Gold.   US Gold represents and warrants to Select as follows and acknowledges that Select is relying upon such representations and warranties in connection with this Agreement:

7.2.1           US Gold is a corporation duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of Colorado;

7.2.2           US Gold has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

7.2.3           Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

7.2.4           The entering into this Agreement and the performance by US Gold of its obligations hereunder have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of US Gold enforceable against it in accordance with its terms and conditions.

7.2.5           To the best of US Gold’s knowledge, there is no litigation, proceeding or investigation pending or threatened, against or involving US Gold before or by any court, governmental department, commission, or agency, which, if adversely determined, would prohibit or frustrate the transactions and covenants contemplated in this Agreement.

7.2.6           US Gold is not subject to, nor a party to, any agreement, contract, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated by this Agreement.

7.2.7           US Gold is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to Select in order to prevent the representations and warranties set forth herein from being materially misleading.

SECTION EIGHT
TITLE MATTERS

8.1            No warranty of title.  Select does not warrant title to the Properties, express or implied. US Gold accepts the Properties “as is” and may conduct its own due diligence at its sole cost and expense to verify that Select owns the properties and the claims are in good standing as described in Exhibit A.

8.2            Title Defects, Defense and Protection. US Gold may at any time cause a title search to be made covering all or any part of the Properties. Select shall provide US Gold with any abstracts and other evidences of title in Select's possession or control.   If, (1) in the opinion of US Gold, Select's title to all or any part of the Properties is defective; or (2) Select's title is contested or questioned by any person or entity, and Select is unable or unwilling to promptly correct the alleged defects, US Gold may, without obligation and without waiver of any remedies of US Gold, attempt to perfect or defend Select's title. In that event, Select shall execute all documents and shall take such other actions as are reasonably necessary to assist US Gold in its efforts to perfect or defend Select's title, time being of the essence.  The costs and expenses of perfecting or defending title shall be a credit against subsequent Option Payments to be made by US Gold to Select under this Agreement.

SECTION 9
FORCE MAJEURE

9.1           Suspension of Obligations.  If Select or US Gold is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the obligation to pay the Option Payments (Section 1.3.1), to maintain the claims (Section 1.5.1) and to maintain insurance (Section 3.2), the failure of performance shall be excused, and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Select or US Gold shall promptly notify the other party in writing.  Select or US Gold shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

9.2           Definition of Force Majeure.  Force Majeure means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Properties; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Properties; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies; unavailability of equipment or qualified crews to operate such equipment; delay in transportation; and acts of God. A period of Force Majeure will not excuse performance for more than one year from written notice provided in Section 9.1.

SECTION TEN
DISPUTE RESOLUTION

10.1          If a dispute arises concerning this Agreement or the performance or breach of this Agreement, the parties agree to use the procedures prescribed in this Section Ten. A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.  If the parties do not meet within ten (10) days following a party’s delivery of notice of the dispute; or if, following the parties’ timely meeting, the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association or other mediation rules as agreed by the parties.

10.2.         The parties will jointly appoint a mutually acceptable mediator; or if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, they agree to seek the assistance of the American Arbitration Association for the appointment of a mediator.  The parties agree to confer with the mediator within twenty (20) days following the mediator’s appointment.  If the parties are not successful in resolving the dispute through mediation, the dispute may be settled by arbitration in accordance with this Section.  Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party.  This Section shall not be construed to deprive either party of the right to seek judicial resolution of a dispute, if such dispute is not resolved through mediation.

10.3.         If any arbitration, legal action, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, each party shall bear its own attorneys’ fees and other costs incurred in that action, arbitration, or proceeding (excluding any attorneys’ fees or costs incurred in mediation), regardless which party is the “prevailing party.”

SECTION ELEVEN
MISCELLANEOUS PROVISIONS

11.1          Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2          Applicable Law.  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Alaska, without reference to conflicts of laws principles of the State of Alaska.

11.3          Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.4          Recording Memorandum of Agreement.  The parties hereto agree to execute a Memorandum of this Agreement (short form) in a form acceptable to both parties, in their reasonable discretion, for the purpose of recording the same in the official records of the State of Alaska, so as to give public notice, pursuant to the laws of the State of Alaska, of the existence of this Agreement.

11.5          Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6          Confidentiality.  The data and information, including the terms of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Properties or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed, or except as explicitly provided in Section 3.8 or Section 11.11.  The data and information, including the terms of this Agreement may be disclosed to any third party interested in acquiring the Properties or interested in acquiring an interest in this Agreement, provided that the party wishing to make such disclosure to a third party shall have first given notice to the other party, including the name of the third party.

11.7          Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

11.8          No Partnership.  Nothing in this Agreement shall create a partnership between Select and US Gold.

11.11        Press Releases.  Prior to issuing any press release or other disclosure of information regarding the Project, US Gold or Select, as the case may be, shall submit its press release or information disclosure to the other party for review and comment, such review and comment shall not be unreasonably withheld or delayed.

11.12        Modifications and Waiver.  This Agreement maybe modified or amended only by a written agreement signed by both parties.  Failure of either party to insist on full performance of any obligation of the other party on one or more occasions shall not waive, modify, release or alter in any manner such party’s right to insist on full performance of such obligation in the future.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

US Gold Corporation	Select Resources Corporation, Inc.

By: /s/ Stefan Spears	By: /s/ Maston N. Cunningham

Its: Vice President, Projects	Its: President & CEO

Date: 1-Jul-2011	Date: 1-Jul-2011

EXHIBIT A

The Property, commonly referred to as the Richardson Project, consists of 707 State of Alaska mining claims covering 33,583.47 acres of land (Exhibit 1).  The Property is located in the Richardson Mining district, about 115 kilometers southeast of Fairbanks, Alaska (Figure 1). The geographic center of the Richardson Project lies at approximately 64.38o North Latitude and -146.39o West Longitude. The claim group is situated within Townships 6 and 7 South, Ranges 6, 7 and 8 East, Fairbanks Meridian, in the Big Delta B5 and B6 quadrangles. The Trans-Alaska pipeline corridor, measuring one mile in total width, bounds the project on the north. The pipeline corridor was closed to mineral entry by Mineral Closing Order 67 in 1980. In addition, a slightly different closing order, Mineral Closing Order 529 was imposed more recently and encompasses the right of way for possible natural gas line construction.

EXHIBIT B

Select Private Property

A portion of Section 22, Township 7 South, Range 7 East, Fairbanks Meridian, described as follows:

From Corner No. One(1), U.S. survey No. 1459 Alaska, proceed North 21° 34’ East 236.76 feet; thence North 25° 43’ West 372.61 feet to a point which is the POINT OF  BEGINNING;

Thence North 52° 14’ West along the North right of way of Richardson Highway, a distance of 321.68 feet; thence North 25° 36’ West along the North right of way limit of Richardson Highway, 155.98 feet; thence North 37° 46’ East 426.0 feet; thence South 52° 14’ East 460.70 feet; thence South 37° 43’ West 496.0 feet to the POINT OF BEGINNING;

Except that portion taken by the State of Alaska for State Highway Project No. F-062-4(11) by Declaration of Taking recorded May 22,1974 in Book 44, Page 94, Fairbanks Recording District, Fourth Judicial District, State of Alaska.

EXHIBIT C

Form of Deed